Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Ameresco: Leila Dillon, 508-661-2264, news@ameresco.com

Ameresco Announces Departure of Board Member

FRAMINGHAM, M.A. – June 08, 2022 – Ameresco, Inc., (NYSE: AMRC), a leading cleantech integrator specializing in energy efficiency and renewable energy, today announced the resignation of Thomas Murley from its Board of Directors, effective June 30, 2022. Mr. Murley, a principal at Two Lights Consulting, has served as a member of Ameresco’s Board of Directors since October 2016.

“It has been a pleasure and an honor to serve on the Ameresco Board of Directors for the last five years,” said Tom Murley. “George Sakellaris and his talented senior management team have built a strong, diversified business addressing transition to low carbon energy. I am proud to have been a small part of it and I am confident that Ameresco will continue to go from strength to strength.”

"On behalf of the entire Board and executive management team, I want to thank Tom for his dedication and valuable contributions to Ameresco throughout his term as a member of our Board of Directors," said George Sakellaris, Ameresco CEO and President. "We wish him continued good fortune in the years to come with both his personal and professional interests.”

With the resignation of Mr. Murley, Ameresco’s Board of Directors will comprise eight directors. To learn more about Ameresco’s current board members, please visit: https://ir.ameresco.com/corporate-governance/board-of-directors.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading cleantech integrator and renewable energy asset developer, owner and operator. Our comprehensive portfolio includes energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions delivered to clients throughout North America and Europe. Ameresco’s sustainability services in support of clients’ pursuit of Net Zero include upgrades to a facility’s energy infrastructure and the development, construction, and operation of distributed energy resources. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the
United States, Canada, and Europe. For more information, visit www.ameresco.com.